Certificate of Incorporation
CLOSURE SOLUTIONS HOLDINGS LIMITED
7547916
NZBN: 9429047522350

This is to certify that CLOSURE SOLUTIONS HOLDINGS LIMITED was incorporated under the Companies Act 1993 on the 20th day of June 2019.